Exhibit 10.4

EXECUTION VERSION

June 18, 2023

Dr. Marlow Hernandez

At the Address on File with the Company

Re: Treatment of Equity Awards

Dear Marlow:

This letter confirms the treatment of your equity awards outstanding under the Cano Health, Inc. 2021 Stock Option and Incentive Plan (the “Parent” and the “Plan,” respectively) in connection with your termination of employment from Cano Health, LLC (the “Company”). For purposes of this letter, the “Cano Group” means the Parent and the Company, together with its subsidiaries.

1. Acknowledgement. You acknowledge and agree that Exhibit A sets forth a correct and complete listing of all outstanding equity awards that have been granted to you under the Plan that have not yet vested as of the date of this letter (your “Equity Awards”).

2. Amendment.

a. Notwithstanding the terms and conditions of the Plan and the award agreements evidencing your Equity Awards thereunder, to the extent any portion of your Equity Awards remains unvested, you shall be credited with continued service for the period following your termination of employment for purposes of satisfying the employment and vesting conditions applicable to the Equity Awards so long as you cooperate (for however long you determine to remain available to cooperate) on matters relating to the orderly transition of your duties and authorities, as well as other transition-related matters, as may from time to time be reasonably requested by the Board of Directors of the Parent (the “Board” and such period, the “Cooperation Period” and such cooperation, the “Transition Activities”); provided that the Transition Activities shall not include your continuing to serve as a Cano physician in a medical facility owned or operated by a member of the Cano Group to existing patients of the Cano Group, which you may do at your discretion during the Cooperation Period (the “Continuing Care”). With respect to the Continuing Care, (i) you shall be paid at a rate that is commensurate with other physicians with like practices practicing within a clinic affiliated with the Cano Group and (ii) the Parent shall cause you, in respect of Continuing Care, to be covered by medical malpractice insurance on a basis no less favorable than that it makes available from time to time to other otherwise similarly situated physicians providing services on behalf of or in respect of the Cano Group. You agree that solely with respect to your provision of Continuing Care, (x) you will not engage as a patient any individual who is not a patient of yours as of the date hereof and (y) following the first anniversary of the date of this letter, you will take such actions as may be reasonably requested of you by the Cano Group to transfer your patients to other physicians of the Cano Group in a manner that ensures appropriate continuity of care (it being understood that you may, at your discretion, begin to transfer your patients as contemplated in this clause (y) at any time prior to the first anniversary of the date of this letter).

b. You acknowledge and agree that the Cano Group (and medical facilities operated by or in affiliation with the Cano Group) may continue to utilize your full name, voice, image and likeness in a manner reasonably consistent with historical practices; provided, that the Cano Group shall use reasonable best efforts to ensure that as of the second anniversary of the date of this letter (or in the sole discretion of the Board, such shorter period), it will no longer use your name, voice, image or likeness; provided that, for purposes of this paragraph, your “name” shall be deemed not to include a reference to “Cano”.

c. Any determination by any member of the Cano Group that you have failed to perform the Transition Activities shall be communicated to you by written notice describing with reasonable particularity the basis for such determination, and you will be provided thirty (30) days from the date of such notice to cure such alleged failure; if timely cured, you shall be deemed not to have failed to provide the Transition Services.

d. Notwithstanding the foregoing provisions of Section 2(a), in the event that you engage in, or interfere with, any internal or external business matters of the Cano Group (inclusive of any interactions with health plans, state or federal regulators, buy or sell side analysts, financial advisors and other business associates or entities having a material revenue or vendor relationship with the Cano Group) other than in your capacity as a member of the Board (and in a manner consistent with the general practices of members of the current Board) or as a result of Transition Activities, unless specifically authorized in writing by the Board or the Chief Executive Officer of the Parent, (i) your Equity Awards, to the extent outstanding and not yet vested, shall automatically terminate and be forfeited and (ii) your Equity Awards, to the extent vested or delivered shall be immediately subject to repayment, upon demand by the Cano Group therefor, if such vesting or delivery occurred subsequent to the conduct described in this Section 2(d). For the avoidance of doubt, your interactions with management and staff of the Cano Group will not constitute activity proscribed by the preceding sentence to the extent such interactions are routinely related to your professional clinical practice.

e. Accordingly, the award agreements evidencing your Equity Awards shall be amended by this letter, and the Plan and each award agreement evidencing an Equity Award shall be interpreted in a manner, to provide that: (i) all references to your status as an “employee of the Company or a Subsidiary” or to “employment with the Company or a Subsidiary” shall instead refer to any period of service credited in accordance with subsection (a) above, (ii) your Equity Awards shall be subject to forfeiture or repayment, as applicable, in accordance with the terms of this letter and (iii) for purposes of determining the duration of any stock option exercise period under your Equity Awards or the stock option granted to you on March 15, 2022 to the extent vested as of the date hereof, you shall be deemed to have terminated your employment on the date you cease to serve as a member of the Board.

f. The parties intend that the Equity Awards, as amended by this letter, will either comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and the provisions of this Agreement shall be interpreted in a manner that is consistent with that intention.

3. Indemnification. The Company and Parent will indemnify and hold you harmless from and against any and all liabilities, costs, suits, claims, losses, damages and expenses (including reasonable attorneys’ fees) resulting from or attributable acts or omissions relating to the Transition Activities, except to the extent such liabilities, costs, suits, claims, losses, damages or expenses are attributable to your willful misconduct or gross negligence or your failure to perform the Transition Activities as determined in accordance with Section 2(c).

4. Restrictive Covenants. The amendments contemplated by Section 2 of this letter serve as additional consideration for the “Continuing Obligations” set forth in Section 9 of the Employment Agreement, dated June 3, 2021 among you, the Company and the Parent (your “Employment Agreement”) and the Proprietary Information and Inventions Agreement attached thereto as Exhibit B (the “PIIA”). In addition to all other remedies that the Cano Group may have under the Employment Agreement, in the event of any material breach of the Continuing Obligations, your Equity Awards, to the extent outstanding and not yet vested, shall automatically terminate and be forfeited and any Equity Awards, to the extent vested or delivered shall be immediately subject to repayment, upon demand by the Cano Group therefor, if such vesting or delivery occurred subsequent to a material breach described in this Section 4.

5. Email Access; Cano Group Property. Notwithstanding Section 4 of the PIIA, you shall retain access to and use of your Cano Group email account and all equipment, keys, access cards, credit cards, computers, computer hardware and software, electronic devices and any other Cano Group property in your possession, custody or control (“Company Equipment”) until the date that is sixty (60) days following the date of this letter (or at the Company’s election, such later date), and at such time you will return Company Equipment to the Company as otherwise contemplated by Section 4 of the PIIA.

6. Other Terms. Except as expressly amended by this letter, all other terms of your Equity Awards (including, without limitation, performance-based vesting conditions) shall continue to apply in accordance with their terms and the terms of the Plan.

7. Release Condition. The amendments contemplated by Section 2 of this letter are in all respects contingent upon your execution and non-revocation of the Separation Agreement and Release of Claims contemplated by Section 6 of your Employment Agreement (the “Release”). In the event you do not sign the Release or the Release is revoked by you in accordance with its terms, this letter agreement shall be void ab initio and without effect.

[Remainder of page intentionally left blank.]

Sincerely,

CANO HEALTH, INC.

By:	/s/ Frederick Green
Frederick Green
Interim Chief Legal Officer

Accepted and agreed:

/s/ Dr. Marlow Hernandez
Dr. Marlow Hernandez

Date:	June 18, 2023

Exhibit A

Equity Awards

Award Type	Grant Type	Grant Date	Number Outstanding	Exercise Price
Stock Options	Performance	06/03/2021	705,000	$14.75
Stock Options	Performance	06/03/2021	705,000	$14.75
Stock Options	Performance	06/03/2021	705,000	$14.75
Stock Options	Performance	06/03/2021	705,000	$14.75
Stock Options	Service	03/15/2022	104,381	$6.03
Stock Options	Service	03/31/2023	729,730	$0.91
RSU	Service	09/21/2021	1,004,625	—
RSU	Service	03/15/2022	312,210	—
RSU	Service	03/31/2023	348,604	—
RSU	Service	05/31/2023	671,742	—
RSU	Performance	05/31/2023	1,567,397	—

5